Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2021

  Moody's Corporation 1Q 2021 revenue of $1.6 billion, up 24% from 1Q 2020
  Moody's Investors Service revenue of $1.0 billion, up 30%; Moody’s Analytics revenue of $564 million, up 14%, excluding acquisitions up 10%
  1Q 2021 diluted EPS of $3.90, up 52% from 1Q 2020; adjusted diluted EPS of $4.06, up 49%1
  FY 2021 diluted EPS and adjusted diluted EPS guidance ranges raised to $10.40 to $10.70 and $11.00 to $11.301, respectively

NEW YORK--(BUSINESS WIRE)--April 28, 2021--Moody's Corporation (NYSE: MCO) today announced results for the first quarter of 2021, as well as updated its outlook for full year 2021.

"Moody’s performance this quarter demonstrates the increased demand for our integrated risk assessment solutions and insights,” said Rob Fauber, President and Chief Executive Officer of Moody’s. “Strong execution and robust activity, particularly in the leveraged loan and speculative grade bond markets, drove Moody’s Investors Service’s top-line growth. Moody’s Analytics’ performance reflects its strong position in high-growth risk markets, further supported by elevated retention rates, renewable products and an expanding solutions suite. Following our strong results in the first quarter, we are increasing our revenue outlook to high-single-digit percent growth, and raising and narrowing our full year 2021 adjusted diluted EPS guidance range to $11.00 to $11.30."

FIRST QUARTER REVENUE UP 24%

Moody's Corporation reported revenue of $1.6 billion for the three months ended March 31, 2021, up 24% from the prior-year period. Foreign currency translation favorably impacted Moody's revenue by 3%.

Moody's Investors Service (MIS) First Quarter Revenue Up 30%

Revenue for MIS for the first quarter of 2021 was $1.0 billion, up 30% from the prior-year period. Foreign currency translation favorably impacted MIS revenue by 3%. The MIS adjusted operating margin was 67.7%.

Corporate finance revenue was $605 million, up 34% from the prior-year period, largely driven by heightened leveraged loan and speculative grade bond activity in the U.S. and EMEA as issuers refinanced existing debt and funded M&A activity.

Financial institutions revenue was $162 million, up 30% from the prior-year period. This reflected a favorable mix of infrequent U.S. securities firms and insurance companies continuing to opportunistically issue debt given the attractive rate and spread environment.

Public, project and infrastructure finance revenue was $143 million, up 31% from the prior-year period, primarily due to refinancing in the utilities sector.

Structured finance revenue was $116 million, up 21% from the prior-year period. Improved market conditions, specifically tightened spreads, led to a significant increase in collateralized loan obligation (CLO) refinancing activity and commercial mortgage-backed securities (CMBS) issuance.

Moody's Analytics (MA) First Quarter Revenue Up 14%

Revenue for MA for the first quarter of 2021 was $564 million, up 14% from the prior-year period. Organic MA revenue1 was $545 million, up 10% and excluded the impact of acquisitions completed in the past twelve months. Foreign currency translation favorably impacted total MA revenue by 4%. The MA adjusted operating margin was 32.9%.

Research, Data and Analytics (RD&A) revenue was $419 million, up 17% from the prior-year period. Organic RD&A revenue1 was $402 million, up 12%, and excluded revenue from the acquisitions of Regulatory DataCorp, Acquire Media and Catylist. RD&A’s robust growth reflected strong demand for compliance solutions amidst increased customer and supplier risk data usage and new data feed sales. Results were further bolstered by high customer retention and renewal rates for research products.

Enterprise Risk Solutions (ERS) revenue was $145 million, up 5% from the prior-year period. Organic ERS revenue1 was $143 million, up 4%, which excluded revenue from the acquisition of ZM Financial Systems. This result was driven by subscription growth from IFRS 17 products, as well as credit assessment and loan origination solutions.

FIRST QUARTER OPERATING EXPENSES AND OPERATING INCOME

First quarter 2021 operating expenses for Moody's Corporation totaled $747 million, up 7% from the prior-year period. Ongoing cost efficiency initiatives held expenses approximately flat, excluding incremental incentive and stock compensation accruals, higher operating costs from recent acquisitions and a 3% unfavorable impact from foreign currency translation.

Operating income of $853 million was up 44% from the first quarter of 2020. Adjusted operating income of $914 million was up 41% from the prior-year period, and excluded depreciation and amortization and restructuring charges. Foreign currency translation favorably impacted both operating income and adjusted operating income by 4%. Moody's operating margin was 53.3% and the adjusted operating margin1 was 57.1%.

EFFECTIVE TAX RATE AND OTHER NON-OPERATING EXPENSES

The effective tax rate for the first three months of 2021 was 14.6%, compared to 13.7% in the prior-year period. During the first quarter of 2021, the Company recorded a $61 million tax benefit relating to the resolution of uncertain tax positions, along with an additional $40 million reversal of accrued interest in connection with these matters. Moody’s does not expect similar discrete benefits to reoccur to the same extent in future periods. Furthermore, both first quarter 2021 and first quarter 2020 included tax benefits related to employee share-based compensation, accounting for a 2.3 and 7.0 percentage point favorable impact to the effective tax rate, respectively.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Stockholders

During the first quarter of 2021, Moody's repurchased approximately 0.5 million shares at a total cost of $132 million, or an average cost of $289.92 per share, and issued net 0.6 million shares as part of its employee stock-based compensation programs. The net amount includes shares withheld for employee payroll taxes. Moody's returned $116 million to its stockholders via dividend payments during the first quarter of 2021.

On April 27, 2021, the Board of Directors declared a regular quarterly dividend of $0.62 per share of MCO Common Stock. The dividend will be payable on June 10, 2021 to stockholders of record at the close of business on May 20, 2021.

Outstanding shares as of March 31, 2021 totaled 187.2 million, approximately flat as compared to March 31, 2020. As of March 31, 2021, Moody's had approximately $1.7 billion of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $6.3 billion of outstanding debt and an undrawn $1.0 billion revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.9 billion, up from $2.7 billion on December 31, 2020.

Cash flow from operations for the first three months of 2021 was $676 million and free cash flow was $662 million1.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2021

Moody’s updated outlook for 2021 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, regulators, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets. The outlook also reflects assumptions about both general economic conditions and GDP growth in the U.S. and Euro area, and the company’s own operations and personnel.

The outlook as of April 28, 2021 incorporates numerous macroeconomic assumptions including: (a) full year 2021 U.S. and Euro area GDPs expanding approximately 6% - 7% and 3.5% - 4.5%, respectively; (b) U.S. high yield interest rate spreads below an average of approximately 450 bps; (c) U.S. unemployment to decline to approximately 5% - 6%; and (d) the global high yield default rate falling to a range of 3% - 4% by the end of 2021.

Moody's ratings revenue guidance assumes MIS's full year global rated issuance decreases in the low-single-digit percent range.

While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company continues to not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19, or other situations or developments, could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook.

These assumptions are subject to uncertainty, and actual full year results for 2021 could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.38 to £1 and for the euro (€) of $1.18 to €1.

Full year 2021 guidance includes share repurchases of approximately $1.5 billion, subject to available cash, market conditions and other ongoing capital allocation decisions.

Full year 2021 diluted EPS is projected to be $10.40 to $10.70. The company expects full year 2021 adjusted diluted EPS to be $11.00 to $11.30.

A full summary of Moody's guidance as of April 28, 2021, is included in Table 12 - 2021 Outlook at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss first quarter 2021 results, as well as its 2021 outlook on April 28, 2021, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial in to the call by 11:20 a.m. ET. The passcode for the call is 8834896.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, ir.moodys.com under "Featured and Upcoming" within "Events & Presentations". The webcast will be available until 3:30 p.m. ET on May 27, 2021.

A replay of the teleconference will be available from 3:30 p.m. ET, April 28, 2021 until 3:30 p.m. ET, May 27, 2021. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 8834896.

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ABOUT MOODY'S CORPORATION

Moody’s (NYSE: MCO) is a global risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 11,500 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the business and operations of Moody’s Corporation (the “Company”) that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. Stockholders and investors are cautioned not to place undue reliance on these forward looking statements. The forward-looking statements and other information in this release are made as of the date hereof and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the impact of COVID-19 on volatility in the U.S. and world financial markets, on general economic conditions and GDP in the U.S. and worldwide, and on the Company’s own operations and personnel. Many other factors could cause actual results to differ from Moody’s outlook, including credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to Brexit and uncertainty as companies transition away from LIBOR; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s Investors Service’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; U.S. legislation modifying the pleading standards and EU regulations modifying the liability standards applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are currently, or in the future could be, amplified by the COVID-19 outbreak, and are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2020, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

1 Refer to tables at the end of this press release for a reconciliation to U.S. GAAP of all adjusted and organic measures.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
Amounts in millions, except per share amounts	2021	2020

Revenue	$1,600	$1,290

Expenses:
Operating	393	340
Selling, general and administrative	293	301
Depreciation and amortization	59	49
Restructuring	2	(1)
Loss pursuant to the divestiture of MAKS	—	9
Total expenses	747	698

Operating income	853	592
Non-operating (expense) income, net
Interest expense, net	(7)	(40)
Other non-operating income (expense), net	16	12
Total non-operating income (expense), net	9	(28)
Income before provision for income taxes	862	564
Provision for income taxes	126	77
Net income	736	487
Less: net income (loss) attributable to noncontrolling interests	—	(1)
Net income attributable to Moody's Corporation	$736	$488

Earnings per share attributable to Moody's common shareholders
Basic	$3.93	$2.60
Diluted	$3.90	$2.57

Weighted average number of shares outstanding
Basic	187.2	187.5
Diluted	188.6	189.6

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended March 31,
Amounts in millions	2021	2020

Moody's Investors Service
Corporate Finance	$605	$453
Financial Institutions	162	125
Public, Project and Infrastructure Finance	143	109
Structured Finance	116	96
MIS Other	10	11
Intersegment revenue	40	37
Sub-total MIS	1,076	831
Eliminations	(40)	(37)
Total MIS revenue - external	1,036	794

Moody's Analytics
Research, Data and Analytics	419	358
Enterprise Risk Solutions	145	138
Intersegment revenue	2	2
Sub-total MA	566	498
Eliminations	(2)	(2)
Total MA revenue - external	564	496

Total Moody's Corporation revenue	$1,600	$1,290

Moody's Corporation revenue by geographic area
United States	$885	$714
Non-U.S.	715	576

	$1,600	$1,290

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	March 31, 2021	December 31, 2020
Amounts in millions

Cash and cash equivalents	$2,769	$2,597
Short-term investments	96	99
Total current assets	4,695	4,509
Operating lease right-of-use assets	375	393
Non-current assets	7,805	7,900
Total assets	12,500	12,409
Total current liabilities	2,154	2,222
Total debt	6,340	6,422
Total operating lease liabilities (1)	500	521
Other long-term liabilities	1,375	1,575
Total shareholders' equity	2,225	1,763

Total liabilities and shareholders' equity	12,500	12,409

Actual number of shares outstanding	187.2	187.1
(1) The March 31, 2021 and December 31, 2020 amounts both include $94 million of current operating lease liabilities.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	March 31, 2021
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$12	$(1)	$(1)	$510
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(1)	498
5.25% 2014 Senior Notes, due 2044	600	—	3	(5)	598
1.75% 2015 Senior Notes, due 2027	588	—	—	(2)	586
2.625% 2017 Senior Notes, due 2023	500	10	—	(1)	509
3.25% 2017 Senior Notes, due 2028	500	16	(4)	(3)	509
4.25% 2018 Senior Notes, due 2029	400	—	(2)	(3)	395
4.875% 2018 Senior Notes, due 2048	400	—	(6)	(4)	390
0.950% 2019 Senior Notes, due 2030	881	—	(3)	(6)	872
3.75% 2020 Senior Notes, due 2025	700	(6)	(1)	(4)	689
3.25% 2020 Senior Notes, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Notes, due 2060	500	—	(4)	(5)	491
Total long-term debt	$6,369	$32	$(23)	$(38)	$6,340

	December 31, 2020
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$14	$(1)	$(1)	$512
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(1)	498
5.25% 2014 Senior Notes, due 2044	600	—	3	(5)	598
1.75% 2015 Senior Notes, due 2027	612	—	—	(2)	610
2.625% 2017 Senior Notes, due 2023	500	12	—	(2)	510
3.25% 2017 Senior Notes, due 2028	500	31	(4)	(3)	524
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(6)	(4)	390
0.950% 2019 Senior Notes, due 2030	918	—	(3)	(6)	909
3.75% 2020 Senior Note, due 2025	700	(1)	(1)	(5)	693
3.25% 2020 Senior Note, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Note, due 2060	500	—	(4)	(5)	491
Total long-term debt	$6,430	$56	$(24)	$(40)	$6,422

(1) The Company has entered into fixed-to-floating interest rate swaps on certain of its fixed rate debt. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended March 31,
	2021	2020
Amounts in millions

Interest:
Expense on borrowings	$(41)	$(31)
Income	3	4
UTPs and other tax related liabilities (1)	35	(8)
Net periodic pension costs - interest component	(4)	(5)
Total interest expense, net	$(7)	$(40)
Other non-operating income (expense), net:
FX (loss) gain	$(2)	$13
Net periodic pension costs - other components	4	3
Income from investments in non-consolidated affiliates	8	(3)
Other	6	(1)
Other non-operating income (expense), net	16	12
Total non-operating (expense) income, net	$9	$(28)

(1) The amount in the first quarter of 2021 includes a $40 million benefit pursuant to the resolution of tax matters.

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, operating income and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) depreciation and amortization; ii) restructuring; and iii) a loss pursuant to the divestiture of MAKS.

	Three Months Ended March 31,
	2021				2020
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,076	$566	$(42)	$1,600	$831	$498	$(39)	$1,290
Total expense	366	423	(42)	747	343	394	(39)	698
Operating income	$710	$143	$—	$853	$488	$104	$—	$592
Add:
Depreciation and amortization	18	41	—	59	16	33	—	49
Restructuring	—	2	—	2	(1)	—	—	(1)
Loss pursuant to the divestiture of MAKS	—	—	—	—	—	9	—	9
Adjusted Operating Income	$728	$186	$—	$914	$503	$146	$—	$649

Operating margin	66.0%	25.3%		53.3%	58.7%	20.9%		45.9%
Adjusted Operating Margin	67.7%	32.9%		57.1%	60.5%	29.3%		50.3%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended March 31,
Amounts in millions	2021			2020
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$487	$118	$605	$338	$115	$453
	80%	20%	100%	75%	25%	100%
Financial Institutions	$90	$72	$162	$60	$65	$125
	56%	44%	100%	48%	52%	100%
Public, Project and Infrastructure Finance	$100	$43	$143	$69	$40	$109
	70%	30%	100%	63%	37%	100%
Structured Finance	$66	$50	$116	$50	$46	$96
	57%	43%	100%	52%	48%	100%
MIS Other	$2	$8	$10	$2	$9	$11
	20%	80%	100%	18%	82%	100%
Total MIS	$745	$291	$1,036	$519	$275	$794
	72%	28%	100%	65%	35%	100%
Research, Data and Analytics	$20	$399	$419	$18	$340	$358
	5%	95%	100%	5%	95%	100%
Enterprise Risk Solutions	$23	$122	$145	$32	$106	$138
	16%	84%	100%	23%	77%	100%
Total MA	$43	$521	$564	$50	$446	$496
	8%	92%	100%	10%	90%	100%
Total Moody's Corporation	$788	$812	$1,600	$569	$721	$1,290
	49%	51%	100%	44%	56%	100%

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Operating Income excludes the impact of: i) depreciation and amortization; ii) restructuring; and iii) loss pursuant to the divestiture of MAKS. Depreciation and amortization are excluded because companies utilize productive assets of different estimated useful lives and use different methods of acquiring and depreciating productive assets. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies.

Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended March 31,
Amounts in millions	2021	2020
Operating income	$853	$592
Depreciation and amortization	59	49
Restructuring	2	(1)
Loss pursuant to the divestiture of MAKS	—	9
Adjusted Operating Income	$914	$649
Operating margin	53.3%	45.9%
Adjusted Operating Margin	57.1%	50.3%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Three Months Ended March 31,
Amounts in millions	2021	2020
Net cash provided by operating activities	$676	$345
Capital additions	(14)	(21)
Free Cash Flow	$662	$324
Net cash used in investing activities	$(194)	$(772)
Net cash (used in) provided by financing activities	$(290)	$765

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents organic revenue and organic revenue growth because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from certain acquisition activity. The following table details the period of operations excluded from each acquisition to determine organic revenue.

Acquisition	Acquisition Date	Period excluded to determine organic revenue growth
Regulatory DataCorp	February 13, 2020	January 1, 2021 - February 12, 2021
Acquire Media	October 21, 2020	January 1, 2021 - March 31, 2021
ZM Financial Systems	December 7, 2020	January 1, 2021 - March 31, 2021
Catylist	December 30, 2020	January 1, 2021 - March 31, 2021

Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended March 31,
Amounts in millions	2021	2020	Change	Growth
MA revenue	$564	$496	$68	14%
Regulatory DataCorp	(8)	—	(8)
Acquire Media	(7)	—	(7)
ZM Financial Systems	(2)	—	(2)
Catylist	(2)	—	(2)
Organic MA revenue	$545	$496	$49	10%

	Three Months Ended March 31,
Amounts in millions	2021	2020	Change	Growth
RD&A revenue	$419	$358	$61	17%
Regulatory DataCorp	(8)	—	(8)
Acquire Media	(7)	—	(7)
Catylist	(2)	—	(2)
Organic RD&A revenue	$402	$358	$44	12%

	Three Months Ended March 31,
Amounts in millions	2021	2020	Change	Growth
ERS revenue	$145	$138	$7	5%
ZM Financial Systems	(2)	—	(2)
Organic ERS revenue	$143	$138	$5	4%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; ii) restructuring charges; and iii) loss pursuant to the divestiture of MAKS.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different estimated useful lives and have different methods of acquiring and amortizing intangible assets. These intangible assets were recorded as part of acquisition accounting and contribute to revenue generation. The amortization of intangible assets related to acquisitions will recur in future periods until such intangible assets have been fully amortized. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies.

The Company excludes the aforementioned items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended March 31,
Amounts in millions	2021		2020
Net income attributable to Moody's common shareholders		$736		$488
Pre-tax Acquisition-Related Intangible Amortization Expenses	$35		$28
Tax on Acquisition-Related Intangible Amortization Expenses	(8)		(6)
Net Acquisition-Related Intangible Amortization Expenses		27		22
Pre-tax restructuring	$2		$(1)
Tax on restructuring	—		—
Net restructuring		2		(1)
Loss pursuant to the divestiture of MAKS		—		9
Adjusted Net Income		$765		$518

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended March 31,
	2021		2020
Diluted earnings per share attributable to Moody's common shareholders		$3.90		$2.57
Pre-tax Acquisition-Related Intangible Amortization Expenses	$0.19		$0.15
Tax on Acquisition-Related Intangible Amortization Expenses	(0.04)		(0.03)
Net Acquisition-Related Intangible Amortization Expenses		0.15		0.12
Pre-tax restructuring	$0.01		$(0.01)
Tax on restructuring	—		—
Net restructuring		0.01		(0.01)
Loss pursuant to the divestiture of MAKS		—		0.05
Adjusted Diluted EPS		$4.06		$2.73

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2021 Outlook

Moody’s updated outlook for 2021 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, regulators, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity and activity in different sectors of the debt markets. The outlook also reflects assumptions about both general economic conditions and GDP growth in the U.S. and Euro area, and the company’s own operations and personnel. The outlook as of April 28, 2021 incorporates numerous macroeconomic assumptions including: (a) full year 2021 U.S. and Euro area GDPs expanding approximately 6% - 7% and 3.5% - 4.5%, respectively; (b) U.S. high yield interest rate spreads below an average of approximately 450 bps; (c) U.S. unemployment to decline to approximately 5% - 6%; and (d) the global high yield default rate falling to a range of 3% - 4% by the end of 2021. Moody's ratings revenue guidance assumes MIS's full year global rated issuance decreases in the low-single-digit percent range. While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company continues to not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook. These assumptions are subject to uncertainty, and actual full year results for 2021 could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.38 to £1 and for the euro (€) of $1.18 to €1.

Full Year 2021 Moody's Corporation Guidance as of April 28, 2021
MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
Operating expenses	increase in the mid-single-digit percent range	NC
Operating margin	approximately 46%	approximately 45%
Adjusted Operating Margin(1)	approximately 50%	49% - 50%
Interest expense, net	$160 - $180 million	$190 - $210 million
Effective tax rate	20.0% - 22.0%	NC
Diluted EPS	$10.40 to $10.70	$9.70 to $10.10
Adjusted Diluted EPS(1)	$11.00 to $11.30	$10.30 to $10.70
Operating cash flow	$2.2 to $2.3 billion	$2.0 to $2.2 billion
Free Cash Flow(1)	$2.1 to $2.2 billion	$1.9 to $2.1 billion
Share repurchases	approximately $1.5 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC
Moody's Investors Service (MIS)	Current guidance	Last publicly disclosed guidance
MIS global revenue	increase in the mid-single-digit percent range	approximately flat
MIS Adjusted Operating Margin(1)	approximately 61%	approximately 60%
Moody's Analytics (MA)	Current guidance	Last publicly disclosed guidance
MA global revenue	increase in the low-double-digit percent range	NC
MA Adjusted Operating Margin(1)	approximately 30%	NC

NC - There is no difference between the Company’s current guidance and the last publicly disclosed guidance for this item.

Note: All current guidance as of April 28, 2021. All last publicly disclosed guidance is as of February 12, 2021.

(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable U.S. GAAP measure.

Table 12 - 2021 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable U.S. GAAP measure:

Projected for the Year Ended December 31, 2021
Operating margin guidance	Approximately 46%
Depreciation and amortization	Approximately 4%
Restructuring	Negligible
Adjusted Operating Margin guidance	Approximately 50%

Projected for the Year Ended December 31, 2021
Operating cash flow guidance	$2.2 to $2.3 billion
Less: Capital expenditures	Approximately $100 million
Free Cash Flow guidance	$2.1 to $2.2 billion

Projected for the Year Ended December 31, 2021
Diluted EPS guidance	$10.40 to $10.70
Acquisition-Related Intangible Amortization	Approximately $0.58
Restructuring	Approximately $0.02
Adjusted Diluted EPS guidance	$11.00 to $11.30

Contacts

SHIVANI KAK
Investor Relations
212.553.0298
shivani.kak@moodys.com

MICHAEL ADLER
Corporate Communications
212.553.4667
michael.adler@moodys.com

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